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                                                                    EXHIBIT 12.1


                                 TV FILME, INC.

         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                              YEAR ENDED DECEMBER 13,
                                                                         ---------------------------------
                                                                         1992   1993  1994   1995   1996
                                                                         ----   ----  -----  ----  -------
                                                                              (DOLLARS IN THOUSANDS)
Net Income (Loss)..................................................   (A) $ 13  $(516) $ 518 $(2,217) $(2,010)
Fixed Charges:
  Interest expense.................................................         0    *        2   *       *
  One-third of rent expense........................................         3    *       43   *       *
                                                                         ----         -----
      Total Fixed Charges..........................................   (B)    3           45
                                                                         ----         -----
Net Income (Loss) Plus Fixed Charges...............................   (A)+(B)=(C) $ 16  * $ 563  *    *
                                                                         ----         -----
Ratio of Earnings to Fixed Charges.................................   (C)/(B)  5.3  *  12.5   *       *
                                                                         ----         -----
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*For the years ended December 31, 1993, 1995 and 1996, earnings were insufficient to cover fixed charges by $516, $2,217, and $2,010, respectively.